Exhibit 99.3
August 12, 2005
Board of Directors
Urologix, Inc.
14405 — 21st Avenue North
Minneapolis MN 55447
Dear Members of the Board:
It has been an honor to serve Urologix over the past fourteen years as Director, Chairman, interim CEO, co-founder and “chief cheerleader”. Over the last several years as my commitments at Sapient Capital have continued to grow, it has become increasingly difficult to make the time to serve Urologix. More recently family issues have added to an already burdensome schedule. As my term is expiring at the annual shareholders meeting in November, I have made the difficult decision to not stand for reelection. Further since our next board meeting is concurrent with the annual meeting it would be beneficial to my schedule to be excused from my obligations as a Director and committee member and that my resignation be accepted effective today, August 12, 2005.

/s/ Mitchell Dann
Mitchell Dann